SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.       )

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐Preliminary Proxy Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material Pursuant to § 240.14a-12

NB Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒No fee required.

☐Fee paid previously with preliminary materials.

☐Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 12, 2024

Dear Fellow Stockholder:

We cordially invite you to attend the 2024 Annual Meeting of Stockholders of NB Bancorp, Inc. The Annual Meeting will be held exclusively via live webcast on May 22, 2024, at 3:30 p.m., Eastern time. Please note that we are holding the annual meeting online. Stockholders will not be able to attend the annual meeting in person.

To participate in the meeting, visit https://www.cstproxy.com/nbbancorp/2024, and enter the 12-digit control number included on your proxy card. You may register for the meeting as early as 3:30 p.m., Eastern time, on May 17, 2024. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the meeting, as described in the Proxy Statement.

If you do not wish to participate in the meeting, but you merely wish to listen to the meeting, we have set up telephone access for those purposes. In that case, please call, toll-free (within the United States and Canada), (800) 450-7155. The passcode for listening by telephone is 0684676#.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted. During the annual meeting we will also report on the operations of NB Bancorp, Inc. Also enclosed for your review is our Annual Report for the year ended December 31, 2023, which contains information concerning our activities and operating performance. Our directors and officers, as well as a representative of our independent registered public accounting firm, will be available to respond to any questions that stockholders may have.

The business to be conducted at the annual meeting consists of the election of directors and the ratification of the appointment of Elliott Davis, LLC as the independent registered public accounting firm for the year ending December 31, 2024. The Board of Directors has determined that the matters to be considered at the annual meeting are in the best interest of NB Bancorp, Inc. and its stockholders, and the Board of Directors unanimously recommends a vote “FOR” the election of directors and “FOR” the ratification of the appointment of our independent registered public accounting firm.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the annual meeting. This will not prevent you from voting during the meeting, but will assure that your vote is counted if you are unable to vote during the meeting. Your vote is important, regardless of the number of shares that you own.

Our Proxy Statement and the 2023 Annual Report are available at: https://nbbancorp.com/financials/.

Sincerely,

Joseph Campanelli
Chief Executive Officer

NB Bancorp, Inc.

1063 Great Plain Avenue

Needham, Massachusetts 02492

(781) 444-2100

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 22, 2024

Notice is hereby given that the 2024 Annual Meeting of Stockholders of NB Bancorp, Inc. will be held via live webcast on May 22, 2024, at 3:30 p.m., Eastern time. To participate in the meeting, visit https://www.cstproxy.com/nbbancorp/2024, and enter the 12-digit control number included on your proxy card. You may register for the meeting as early as 3:30 p.m., Eastern time, on May 17, 2024. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the meeting, as described in the Proxy Statement.

A Proxy Card and Proxy Statement for the annual meeting are enclosed. The annual meeting is for the purpose of considering and acting upon:

1.	the election of four directors;
2.	the ratification of the appointment of Elliott Davis, LLC as the independent registered public accounting firm for the year ending December 31, 2024; and
3.	such other matters as may properly come before the annual meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the annual meeting.

Any action may be taken on the foregoing proposals at the annual meeting on the date specified above, or on the date or dates to which the annual meeting may be adjourned. Stockholders of record at the close of business on April 1, 2024 are the stockholders entitled to vote at the annual meeting, and any adjournments thereof.

EACH STOCKHOLDER IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED. A PROXY MAY BE REVOKED BY FILING WITH THE CORPORATE SECRETARY OF NB BANCORP, INC., A WRITTEN REVOCATION OR A DULY EXECUTED PROXY CARD BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE ONLINE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE ONLINE AT THE ANNUAL MEETING. VIRTUAL ATTENDANCE AT THE ANNUAL MEETING WILL NOT IN ITSELF CONSTITUTE REVOCATION OF YOUR PROXY.

By Order of the Board of Directors

Denise Dunn
Corporate Secretary

Needham, Massachusetts

April 12, 2024

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS: THE PROXY STATEMENT, INCLUDING THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS, AND NB BANCORP, INC.’S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2023 ARE EACH AVAILABLE ON THE INTERNET AT HTTPS://NBBANCORP.COM/FINANCIALS/.

PROXY STATEMENT

NB Bancorp, Inc.

1063 Great Plain Avenue

Needham, Massachusetts 02492

(781) 444-2100

ANNUAL MEETING OF STOCKHOLDERS

May 22, 2024

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of NB Bancorp, Inc. (“NB Bancorp” or the “Company”) to be used at the Annual Meeting of Stockholders, which will be held via live webcast at https://www.cstproxy.com/nbbancorp/2024 on May 22, 2024, at 3:30 p.m., Eastern time, and all adjournments of the annual meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about April 12, 2024.

REVOCATION OF PROXIES

Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of NB Bancorp, Inc. will be voted in accordance with the directions given thereon. Please sign and return your proxy card in the postage paid envelope provided. Where no instructions are indicated on the proxy card, signed proxies will be voted “FOR” the election of the nominees for director named herein and “FOR” the ratification of the appointment of Elliott Davis, LLC as our independent registered public accounting firm for the year ending December 31, 2024.

Proxies may be revoked by sending written notice of revocation to the Corporate Secretary of NB Bancorp, Inc. at the address shown above, by filing a duly executed proxy bearing a later date, by following the internet or telephone instructions on the enclosed proxy card, or by voting online at the annual meeting. The presence online at the annual meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder votes online during the annual meeting or submits a written revocation to our Corporate Secretary prior to the voting of such proxy.

If you have any questions about giving your proxy or require assistance, please call Denise Dunn, Corporate Secretary, at 781-474-5568.

ATTENDING THE MEETING

If you were a stockholder as of the close of business on April 1, 2024, you may attend the meeting. As a registered stockholder, you received a proxy card with this proxy statement. The proxy card contains instructions on how to attend the virtual annual meeting, including the website along with your control number. You will need your control number for access. If you do not have your control number, contact our transfer agent, Continental Stock Transfer at (917) 262-2373 or proxy@continentalstock.com.

If your shares of Company common stock are held by a bank, broker or other nominee, you will need to contact your bank, broker or other nominee and obtain a legal proxy. Once you have received your legal proxy, contact Continental Stock Transfer to have a control number generated. The contact information for Continental Stock Transfer is (917) 262-2373, or proxy@continentalstock.com.

SOLICITATION OF PROXIES; EXPENSES

We will pay the cost of this proxy solicitation. Our directors, executive officers and other employees may solicit proxies by mail, personally, by telephone, by press release, by facsimile transmission or by other electronic means. No additional compensation will be paid to our directors, executive officers or employees for such services. We will reimburse brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Except as otherwise noted below, holders of record of NB Bancorp, Inc.’s shares of common stock, par value $0.01 per share, as of the close of business on April 1, 2024 are entitled to one vote for each share then held. As of April 1, 2024, there were 42,705,729 shares of common stock issued and outstanding.

NB Bancorp, Inc.’s Articles of Incorporation provide that, subject to certain exceptions, record owners of the Company’s common stock that is beneficially owned by a person who beneficially owns in excess of 10% of the Company’s outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit.

Principal Holders

Persons and groups who beneficially own in excess of 5% of the shares of common stock are required to file certain reports with the Securities and Exchange Commission regarding such ownership. The following table sets forth, as of April 1, 2024, the shares of common stock beneficially owned by our directors and executive officers, individually and as a group, and by each person who was known to us as the beneficial owner of more than 5% of the outstanding shares of common stock. The mailing address for each of our directors and executive officers is 1063 Great Plain Avenue, Needham, Massachusetts 02492.

	Shares of Common
	Stock Beneficially		Percent of Shares of
	Owned as of the		Common Stock
Persons Owning Greater than 5%	Record Date (1)		Outstanding (2)

Needham Bank Employee Stock Ownership Plan	3,416,458		8.0%
1063 Great Plain Avenue
Needham, Massachusetts 02492

Directors
Paul Ayoub	15,070	(3)	*
Joseph Campanelli	110,000	(4)	*
William Darcey	80,000	(5)	*
Susan Elliott	25,000		*
Angela Jackson	3,616		*
Christopher Lynch	79,000	(6)	*
Joseph Nolan	10,100		*
Francis Orfanello	57,500	(7)	*
Hope Pascucci	80,000	(8)	*
Raza Shaikh	3,706	(9)	*
Mark Whalen	30,500	(10)	*

Named Executive Officers who are not Directors
JP Lapointe	300		*
Salvatore Rinaldi	80,000	(11)	*
Margaret Watson	5,000		*

All directors and executive officers as a group (21 persons)	727,297		1.7%

*	Less than 1%.
(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of NB Bancorp, Inc. common stock if he has or shares voting or investment power with respect to such common stock or has a right to acquire beneficial ownership at any time within 60 days from April 1, 2024. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct and the named individuals and group exercise sole voting and investment power over the shares of NB Bancorp, Inc. common stock.
(2)	Based on a total of 42,705,729 shares of common stock outstanding as of April 1, 2024.
(3)	Includes 15,000 held by a Trust for which Mr. Ayoub is the trustee.
(4)	Includes 40,000 shares held in Mr. Campanelli’s IRA and 40,000 shares held in Mr. Campanelli’s 401(k) account.
(5)	Includes 80,000 shares held in Mr. Darcey’s IRA.
(6)	Includes 60,000 held in Mr. Lynch’s retirement account.

(7)	Includes 80,000 shares held by Ms. Pascucci’s spouse.
(8)	Includes 7,500 shares held in Mr. Orfanello’s retirement account.
(9)	Includes 3,706 shares held in Mr. Shaikh’s retirement account.
(10)	Includes 30,000 held by a Trust for which Mr. Whalen is the trustee and 500 shares held by Mr. Whalen’s daughter.
(11)	Includes 32,300 shares held in Mr. Rinaldi’s IRA and 33,281 shares held in Mr. Rinaldi’s 401(k) account.

Quorum

The presence in person or by proxy of holders of a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining that a quorum is present. In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of the annual meeting, the annual meeting may be adjourned in order to permit the further solicitation of proxies.

Votes Required

As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder: (i) to vote FOR ALL nominees proposed by the Board; (ii) to WITHHOLD for ALL nominees; or (iii) to vote FOR ALL EXCEPT one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which the authority to vote for the nominees being proposed is withheld. Plurality means that individuals who receive the highest number of votes cast are elected, up to the maximum number of directors to be elected at the annual meeting.

As to the ratification of the appointment of Elliott Davis, LLC as our independent registered public accounting firm for the year ending December 31, 2024, by checking the appropriate box, a stockholder may: (i) vote FOR the ratification; (ii) vote AGAINST the ratification; or (iii) ABSTAIN from voting on the matter. The ratification of this matter shall be determined by a majority of the votes cast on the matter. Broker non-votes and abstentions will not affect the outcome of the vote.

Participants in the Needham Bank Employee Stock Ownership Plan

If you participate in the Needham Bank Employee Stock Ownership Plan (the “ESOP”) or the Needham Bank 401(k) Plan (the “401(k) Plan”), you will receive a vote authorization form for each plan that reflects all shares you may direct the trustee to vote on your behalf under the plan. Under each plan, the trustee will vote all shares held by the plan, but each plan participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The trustee will vote all unallocated shares of Company common stock held by the ESOP plan and all allocated shares for which no voting instructions are received under each plan in the same proportion as shares for which it has received timely voting instructions. Since no shares have been allocated under the ESOP as of the record date, each participant in the ESOP will be deemed to have one share allocated to his or her account solely for voting purposes.

The deadline for returning your ESOP Vote Authorization Form is May 20, 2024 at 11:59 p.m. Eastern time. The telephone and internet voting deadline for ESOP participants is also 11:59 p.m. Eastern time on May 20, 2024.

If you have any questions about voting under the ESOP or 401(k) Plan, please contact Deanna Kolasinski, our ESOP Account Administrator at (515) 452-3701.

PROPOSAL I—ELECTION OF DIRECTORS

Our Board of Directors is comprised of 11 members. Our Bylaws provide that directors are divided into three classes as nearly equal in number as possible, with one class of directors elected annually. Four directors have been nominated for election at the annual meeting to serve for a three-year period and until their respective successors shall have been elected and qualified. The Board of Directors has nominated Angela Jackson, Joseph Nolan, Hope Pascucci and Raza Shaikh to serve as directors for three-year terms. Each nominee is currently a director of NB Bancorp.

The following sets forth certain information regarding the nominees, the other current members of our Board of Directors, and executive officers who are not directors, including the terms of office of board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to any nominee) will be voted at the annual meeting for the election of the proposed nominees. If a nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may determine. At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between any nominee or continuing director and any other person pursuant to which such nominee or continuing director was selected. Age information is as of December 31, 2023.

With respect to directors and nominees, the biographies contain information regarding the person’s business experience and the experiences, qualifications, attributes or skills that caused the Board of Directors to determine that the person should serve as a director. Each director of NB Bancorp is also a director of Needham Bank.

Directors

The nominees for director, each for a three-year term, are:

Angela Jackson, Ed.L.D., is a lecturer at Harvard University, Cambridge, Massachusetts. She has held teaching positions in a part-time capacity since 2018 and has focused more exclusively as a lecturer since June 2022. In her role at Harvard, among other responsibilities, Dr. Jackson teaches classes on education, entrepreneurship and innovation. In addition to her lecturing responsibilities, from February 2022 until October 2022, Dr. Jackson served as Chief Ecosystem Investment Officer for Kapor Enterprises, a family office, and from June 2018 until February 2022, she was a Managing Partner at New Profit, a venture philanthropy firm headquartered in Boston, Massachusetts where she oversaw Economic Mobility Investments. As an Environment, Social and Corporate Governance (ESG) expert, Dr. Jackson is a frequent lecturer and is a widely published consultant and Board member to numerous organizations and entities, and has advised over 100 enterprises in ESG strategy and oversight. We believe that Dr. Jackson’s expertise in the areas of ESG as well as her knowledge and interaction with civic, charitable and venture philanthropic enterprises in our market area and nationally qualifies her to serve on our board of directors.

Joseph Nolan is Chairman of the Board, President and Chief Executive Officer of Eversource Energy Service Company, New England’s largest electric, gas and water utility provider and is Chairman and a director of Eversource Energy’s principal subsidiaries, except The Connecticut Light and Power Company. Mr. Nolan was elected President and Chief Executive Officer of Eversource Energy in May 2021 and elected Chairman in 2022. Previously, Mr. Nolan served as Executive Vice President-Strategy, Customer and Corporate Relations of Eversource Energy since February 2020. Prior to that, Mr. Nolan served as Executive Vice President-Customer and Corporate Relations of Eversource Energy from August 2016 to February 2020. Mr. Nolan is active in civic and charitable organizations including serving on the Boards of Directors of the New England Council, Camp Harbor View, Francis Ouimet Scholarship Fund, Long Island Association, and an advisory board member of Intercontinental Real Estate Corporation. We believe Mr. Nolan’s management and executive experience and his general business acumen qualify him to serve on our board of directors.

Hope Pascucci is President and Principal of Rose Grove Capital Management, LLC, headquartered in Wellesley, Massachusetts, which manages fixed-income credit hedge funds focused on preferred stock and hybrid capital markets. Ms. Pascucci has held these positions since the firm’s founding in 2006. Prior to Rose Grove Capital’s founding, Ms. Pascucci served as Co-head of Global Capital Markets for Deutsche Bank in London where her responsibilities included oversight of Global Debt Capital Markets, European and Asian Equity Capital Markets and High Yield/Leveraged Loans. Ms. Pascucci has previously served on the Board of Trustees of Amherst College as well as the Board of Directors of Standard & Poor’s Financial Services LLC. We believe that Ms. Pascucci’s knowledge of the capital markets, management skills and business acumen qualify her to be on our board of directors.

Raza Shaikh, whose legal name is Muhammad Raza, is an entrepreneur and early-stage investor and, since January 2020, is a Managing Director of Launchpad Venture Group, an early-stage angel investment group centered in Boston, Massachusetts. He is also the owner of Raza Enterprises, LLC, a consulting firm founded in January 2019 which focuses on mobile applications and games and, since June 2019, has been a Managing Partner of Beacon Venture Partners, an early-stage Venture Capital Fund for high-growth companies throughout New England. From 2010 until January 2019, Mr. Shaikh was co-Founder and Chief Technology Officer of NorthBay, a consulting firm focused on data analytics, cloud computing and artificial intelligence. We believe Mr. Shaikh’s extensive business investment analysis, analytics and information technology expertise qualifies him to serve on our board of directors.

The following directors have terms ending in 2025:

Susan Elliott is retired. Prior to her retirement in 2019, from 1981 until 2019, Ms. Elliott was employed at the Federal Home Loan Bank of Boston in roles of increasing responsibility, including serving as Executive Vice President and Chief Business Officer from 2009 until her retirement. Ms. Elliott has over 45 years of banking experience and we believe this experience qualifies her to serve on the board of directors.

Christopher Lynch is a partner and co-founder, since 1995, of Marshall Resources, an information technology services company with offices in Massachusetts, North Carolina and Arizona. Mr. Lynch is also an entrepreneur and investor and since 2003, Mr. Lynch has been the sole owner and operator of various real estate investment entities which purchase, develop and manage commercial real estate properties in Needham, Massachusetts and since 2009 has owned and managed a wine investment company. We believe that Mr. Lynch’s experience as a business owner and entrepreneur offers a valuable perspective on developing a successful business as well as the challenges and risks an organization may face as it grows its product offerings which qualifies him to serve on our board of directors.

Francis Orfanello is an Operating Partner focused on the Food and Beverage Manufacturing and Distribution vertical for One Rock Capital Partners, LLC, a value-oriented, operationally focused private equity firm headquartered in New York, a position he has held since 2014. Prior to being engaged by One Rock Capital, Mr. Orfanello was a corporate executive for over 20 years at various beverage and food companies as well as service businesses. Mr. Orfanello oversaw national supply chain and sales operations as well as leading strategic initiatives in new product development, manufacturing modernization, opening new channels of distribution and scaling branded consumer products businesses. Mr. Orfanello began his career in a Boston-based accounting firm where he ultimately became a partner. We believe Mr. Orfanello’s strategic marketing experience as well as his financial acumen qualify him to serve on our board of directors.

The following directors have terms ending in 2026:

Paul Ayoub is a practicing attorney and chair of Nutter McClennen & Fish, LLP, a full-service law firm headquartered in Boston, Massachusetts, where he is a partner in the firm’s Real Estate Department and represents clients in the financing and development of commercial real estate projects in Greater Boston, New England and throughout the country. Mr. Ayoub has also served, including as chair, on real estate industry, business and charitable boards. We believe that Mr. Ayoub’s valuable experience in real estate transactions and corporate governance qualifies him to serve on our board of directors.

Joseph Campanelli is Chairman of the Board, President and Chief Executive Officer of Needham Bank. Mr. Campanelli has served as President and Chief Executive Officer of Needham Bank since joining the Bank in January 2017 and was elected Chairman in 2022. Mr. Campanelli has over 40 years of banking experience in a variety of senior and executive positions, including having served as the President and Chief Executive Officer of Sovereign Bancorp, Inc. and its subsidiary Sovereign Bank as well as Chairman, President and Chief Executive Officer of Flagstar Bancorp, Inc. and its subsidiary Flagstar Bank. Mr. Campanelli’s positions as President and Chief Executive Officer foster clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full board of directors, and alignment on corporate strategy. Additionally, Mr. Campanelli has a long history of community involvement, currently serving on the board of the Massachusetts Business Roundtable, Boys and Girls Club of Boston and The One Hundred Club of Boston. We believe each of these attributes qualifies him to serve on the board of directors.

William Darcey is President and Chief Executive Officer of Provider Group, an insurance agency headquartered in Needham, Massachusetts and Providence, Rhode Island. Mr. Darcey joined Provider Group in 2001 and has served as its President and Chief Executive Officer since 2009. He has over 30 years of experience providing risk management services to businesses and individuals throughout New England and as President and Chief Executive Officer, Mr. Darcey leads Provider Group’s strategic direction, including overseeing sales, marketing, client services, and agency operations. We believe Mr. Darcey’s executive management experience as well as his knowledge of the commercial landscape and trends in our market area qualifies him to serve on our board of directors.

Mark Whalen is retired. Prior to his retirement in 2017, Mr. Whalen was a career banker and from 2007 until his retirement, Mr. Whalen was employed at Needham Bank. He served as President and Chief Operating Officer of Needham Bank from 2014 through 2015 and Chief Executive Officer of Needham Bank from 2015 until his retirement. Prior to his employment at Needham Bank, from 1999 through 2007, Mr. Whalen was President and Chief Executive Officer of Dedham Co-operative Bank, Dedham, Massachusetts. Mr. Whalen has over 40 years of banking experience. We believe Mr. Whalen’s broad banking experience as well as his institutional knowledge of Needham Bank and our market areas qualifies him to serve on the board of directors.

Executive Officers Who are Not Directors

Peter Bakkala, age 58, is Executive Vice President – Chief Risk Officer of Needham Bank, a position he has held since 2016. In this role, Mr. Bakkala oversees the Bank’s enterprise risk management, fraud prevention, and general compliance, including Bank Secrecy Act and Community Reinvestment Act compliance, and the Bank’s internal audit functions. Prior to joining Needham Bank, Mr. Bakkala led various audit, risk, and compliance functions, as well as commercial businesses, throughout his career in large superregional and multinational firms.

Paul Evangelista, age 60, is Executive Vice President – Director Specialized Banking Center of Needham Bank, a position he has held since April 2022. In this position, Mr. Evangelista has primary responsibility of the Bank’s cannabis and money service businesses. From December 2021 until March 2022, Mr. Evangelista was a consultant to Eastern Bank, headquartered in Boston, Massachusetts, advising the institution primarily with respect to the cannabis and money service business it acquired in connection with its November 2021 acquisition of Century Bank, headquartered in Medford, Massachusetts. From December 1999 until its sale to Eastern Bank in November 2021, Mr. Evangelista served in positions of increasing responsibility at Century Bank, having served as an Executive Vice President since December 1999.

Kevin Henkin, age 54, is Executive Vice President and Chief Credit Officer of Needham Bank, a position he has held since April 2018. In this role, Mr. Henkin has primary responsibility for managing all aspects of the credit risk management framework over the Bank’s lending operations. Mr. Henkin has over 30 years of banking experience, having served at other financial institutions as well as running a bank consulting firm for three years at which Mr. Henkin conducted external loan reviews, stress testing and due diligence for financial institutions.

JP Lapointe, age 41, is Executive Vice President and Chief Financial Officer, a position he has held since February 2024. Prior to this, Mr. Lapointe was the Chief Financial Officer of Northeast Bank, Lewiston, Maine, from November 2017 until February 2024. Prior to joining Northeast Bank, Mr. Lapointe served as a Senior Audit Manager at Wolf & Company, P.C. in its external and internal audit practices, with a focus on the financial services sector from 2004 to 2017. Mr. Lapointe is a certified public accountant registered in the Commonwealth of Massachusetts.

Stephanie Maiona, age 56, is Executive Vice President and Senior Commercial Lender of Needham Bank, having served as Senior Commercial Lender since 2011 and becoming Executive Vice President in 2018. Ms. Maiona joined Needham Bank in 2009. She has over 30 years of banking experience, having previously served at other financial institutions as well as serving as a Bank Examiner at the FDIC.

Salvatore Rinaldi, age 69, is Executive Vice President and Chief Operating Officer of Needham Bank, a position he has held since April 2017 when he joined Needham Bank. In this role, Mr. Rinaldi assists the Chief Executive Officer in the general oversight of Needham Bank and implementation of the Bank’s strategic direction. Mr. Rinaldi has over 40 years of banking experience, primarily with commercial banks and their holding companies.

Michael Sinclair, age 61, is Executive Vice President – Residential and Consumer Lending of Needham Bank, a position he has held since July 2020. Prior to this, since he joined Needham Bank in September 2018, Mr. Sinclair served as Senior Vice President – Director of Residential and Consumer Lending. Mr. Sinclair has more than 30 years of banking experience having worked from 1995 until August 2018 at Hingham Institution for Savings where he held roles of increasing responsibility including as Vice President of Retail Lending.

Margaret Watson, age 56, is Senior Vice President and General Counsel to Needham Bank, a position she has held since January 2020. Ms. Watson has over 25 years of legal experience in national and local firms, including her previous position at Cohn and Dussi, PC, a full-service law firm headquartered in Boston, Massachusetts where she served as a Partner in the firm’s Real Estate, Banking and Litigation departments for seven years.

James White, age 60, is Executive Vice President and Chief Administrative Officer of Needham Bank, where he oversees all aspects of the technology, operations and innovation strategy for the Bank, including digital, cyber-security/fraud, innovation, customer care centers, data and facilities management. Mr. White joined Needham Bank in February 2018 as Senior Vice President, Director of Retail Banking and was promoted into his current roles in July 2020. Mr. White has over 40 years of banking experience.

Board Independence

The board of directors has determined that each of our directors, with the exception of director Campanelli, is “independent” as defined in, and for purposes of satisfying the listing standards of, the Nasdaq Stock Market. Director Campanelli is not independent because he is an executive officer of NB Bancorp and Needham Bank.

In determining the independence of the directors listed above, the board of directors considered relationships between Needham Bank and our directors and officers, including loans and deposit accounts that our directors maintain at Needham Bank, as well as those which are required to be reported under “ – Transactions With Certain Related Persons” below.

Board Leadership Structure and Risk Oversight

Our Board of Directors is chaired by Joseph Campanelli, who is also our President and Chief Executive Officer. The Board of Directors believes this provides an efficient and effective leadership model for the Company. Combining the Chairman of the Board and Chief Executive Officer positions fosters clear accountability, effective decision-making, alignment on corporate strategy, and a clear and direct channel of communication from senior management to the full Board of Directors. As President and Chief Executive Officer of the NB Bancorp and Needham Bank, Mr. Campanelli is well positioned to understand the challenges faced by our organization. As a result, he can set our strategic direction, provide day-to-day leadership, and also set the agenda of the Board of Directors.

We understand the risk that an inside Chairman could theoretically manage the Board of Directors’ agenda to limit the consideration of important issues relating to management. To minimize the risk involved with having a joint Chairman and Chief Executive Officer, the independent directors meet in executive sessions periodically to discuss certain matters such as the chief executive officer’s performance and his annual compensation as well as our independent audit and internal controls. In addition, we intend to appoint a Lead Independent Director, who we believe will provide a source of leadership that is complimentary to that provided by the Chairman, but is independent of management. The Lead Independent Director will be responsible to provide input with respect to the preparation of agendas for meetings of the Board of Directors and committees, working with the Chairman and the corporate secretary to ensure that the Board of Directors has adequate resources and information to support its activities, serving as chair of Board of Directors meetings in the Chairman’s absence, educating the Board of Directors as to its responsibilities, chairing meetings of the independent directors and serving as a liaison between the Board of Directors and management and among individual directors. We intend to rotate the position of Lead Independent Director, as applicable and when appropriate to do so.

The Board of Directors believes its administration of its risk oversight function is not adversely affected by the Board of Directors’ leadership structure. To assure effective independent oversight, the Board has adopted a number of governance practices, including:

●	a majority independent Board of Directors;
●	periodic meetings of the independent directors; and
●	annual performance evaluations of the President and Chief Executive Officer by the independent directors.

The Board of Directors recognizes that, depending on the circumstances, other leadership models might be appropriate. Accordingly, the Board of Directors periodically reviews its leadership structure and the Board expects to select a lead independent director on an annual basis. The responsibilities of the lead independent director will include leading all Board meetings of “non-management” directors.

The Board of Directors is actively involved in oversight of risks that could affect NB Bancorp. This oversight is conducted primarily through committees of the Board of Directors, but the full Board of Directors has retained responsibility for general oversight of risks. The Board of Directors also satisfies this responsibility through reports by the committee chair of all board committees regarding the committees’ considerations and actions, through review of minutes of committee meetings and through regular reports directly from officers responsible for oversight of particular risks within NB Bancorp, Inc. Risks relating to the direct operations of Needham Bank are further overseen by the Board of Directors of Needham Bank, all of whom are the same individuals who serve on the Board of Directors of NB Bancorp. The Board of Directors of Needham Bank also has additional committees that conduct risk oversight. All committees are responsible for the establishment of policies that guide management and staff in the day-to-day operation of NB Bancorp and Needham Bank such as lending, risk management, asset/liability management, investment management and others.

References to our Website Address

We use two website addresses: www.nbbancorp.com and www.needhambank.com. References to our website addresses throughout this proxy statement and the accompanying materials are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules. These references are not intended to, and do not, incorporate the contents of our websites by reference into this proxy statement or the accompanying materials.

Delinquent Section 16(a) Reports

Our executive officers and directors and beneficial owners of greater than 10% of the outstanding shares of common stock are required to file reports with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of our common stock. Securities and Exchange Commission rules require disclosure if an executive officer, director or 10% beneficial owner fails to file these reports on a timely basis. Based on our review of ownership reports required to be filed for the year ended December 31, 2023, we believe that all of our executive officers, directors or 10% beneficial owner of our shares of common stock filed ownership reports on a timely basis.

Code of Ethics for Senior Officers

NB Bancorp has adopted a Code of Ethics for Senior Officers that applies to NB Bancorp’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics for Senior Officers is available on our website at www.nbbancorp.com and can be accessed by clicking “Governance” and then “Governance Documents.” Amendments to and waivers from the Code of Ethics for Senior Officers will also be disclosed on our website.

Attendance at Annual Meetings of Stockholders

NB Bancorp does not have a written policy regarding director attendance at annual meetings of stockholders, although directors are expected to attend these meetings absent unavoidable scheduling conflicts. The Company was incorporated in June 2023 and did not become the holding company of Needham Bank until December 27, 2023. The Company did not hold an Annual Meeting of Stockholders in 2023.

Anti-Hedging Policy

NB Bancorp maintains an Anti-Hedging Policy that provides that directors and executive officers are prohibited from engaging in transactions in publicly traded options, such as puts, calls and other derivative securities based on Company stock including any hedging, monetization or similar transactions designed to decrease the risks associated with holding Company stock. In addition, under the Company’s insider trading policy, directors and executive officers are generally prohibited from pledging Company stock as collateral for any loan or holding Company stock in a margin account. The Board of Directors may approve an exception to this policy for a pledge of Company stock as collateral for a loan from a third party (not including margin debt) where the borrower clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities. The Board of Directors has not approved any such exception to its policy.

Recoupment/Clawback Policy

The Company maintains a Recoupment/Clawback Policy that is designed to enable the Company to recoup erroneously awarded incentive-based compensation in the event that the Company is required to prepare an accounting restatement. The policy is defined to comply with, and to be interpreted in a manner consistent with, Section 10D of the Securities Exchange Act of 1934, as amended, SEC Rule 10D-1 and Nasdaq Listing Rule 5608. Under the policy, in the event of an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct a material error in previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Company must recoup erroneously awarded incentive-based compensation previously paid to the Company’s executive officers in accordance with the terms of the policy. Furthermore, under the policy, the Company is prohibited from indemnifying any executive officer or former executive officer against the loss of erroneously awarded incentive-based compensation and from paying or reimbursing an executive officer for purchasing insurance to cover any such loss.

Communications with the Board of Directors

Any stockholder who wishes to contact our Board of Directors or an individual director may do so by writing to: NB Bancorp, Inc., 1063 Great Plain Avenue, Needham, Massachusetts 02492, Attention: Board of Directors. The letter should indicate that the sender is a stockholder and, if shares are not held of record, should include appropriate evidence of stock ownership. Communications are reviewed by the Corporate Secretary and are then distributed to the Board of Directors or the individual director, as appropriate, depending on the facts and circumstances outlined in the communications received. The Corporate Secretary may attempt to handle an inquiry directly (for example, where it is a request for information about NB Bancorp or it is a stock-related matter). The Corporate Secretary has the authority not to forward a communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate. At each Board of Directors meeting, the Corporate Secretary shall present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the Directors on request.

Meetings and Committees of the Board of Directors

The business of NB Bancorp, Inc. is conducted at regular and special meetings of the Board of Directors and its committees. In addition, the “independent” members of the Board of Directors (as defined in the listing standards of the Nasdaq Stock Market) meet in executive sessions. The standing committees of the Board of Directors of NB Bancorp, Inc. are the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee.

Our Board of Directors has adopted a written charter for each of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, which are available on our website at www.nbbancorp.com and can be accessed by clicking “Governance — Governance Documents.”

The Board of Directors of NB Bancorp held 2 regular meetings during the year ended December 31, 2023 and Needham Bank’s Board of Directors held 10 regular meetings and 5 special meetings during the year ended December 31, 2023. No member of the Board of Directors or any committee thereof attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director); and (ii) the total number of meetings held by all committees on which he or she served (during the periods that he or she served).

The following table identifies our standing committees and their members. All members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent in accordance with the listing standards of the Nasdaq Stock Market and the rules and regulations of the Securities and Exchange Commission.

Nominating
		Enterprise		and
		Risk		Corporate
	Audit	Management	Compensation	Governance
Director	Committee	Committee	Committee	Committee
Paul Ayoub				X
Joseph Campanelli
William Darcey		X*
Susan Elliott	X*
Angela Jackson	X			X
Christopher Lynch			X*
Joseph Nolan			X
Francis Orfanello	X	X	X
Hope Pascucci	X	X
Raza Shaikh	X	X
Mark Whalen	X	X	X	X*
Number of Meetings in 2023	6	7	7	5

Audit Committee. The Audit Committee assists the Board of Directors in discharging its duties related to the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditors’ qualifications, independence and performance, the performance of our internal audit function, our accounting and financial reporting process and financial statement audits. The Audit Committee meets periodically with our independent registered public accounting firm and management to review accounting, auditing, internal control structure and financial reporting matters.

The Board of Directors has determined that Susan Elliott is an “audit committee financial expert,” as such term is defined by the rules and regulations of the Securities and Exchange Commission. Ms. Elliott is independent under the listing standards of the Nasdaq Stock Market.

Audit Committee Report

The Audit Committee has issued a report that states as follows:

●	We have reviewed and discussed with management our audited consolidated financial statements for the year ended December 31, 2023.
●	We have discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board Auditing Standard.
●	We have received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526, “Communication with Audit Committees Concerning

Independence,” and have discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the Securities and Exchange Commission.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that NB Bancorp, Inc. specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

This report has been provided by the Audit Committee:

Susan Elliott (Chair)

Angela Jackson

Francis Orfanello

Hope Pascucci

Raza Shaikh

Mark Whalen

Enterprise Risk Committee. The Enterprise Risk Management (“ERM”) Committee provides corporate oversight relative to the risks associated with conducting business as an integrated financial services provider.  The ERM Committee provides a framework to proactively identify and evaluate potential risks to the Company and to mitigate those risks to the fullest extent possible. The work of the ERM Committee is also intended to provide a sound basis for integrated risk management and internal controls as key components of strong corporate governance. The Committee provides oversight of the Company’s enterprise-wide risk management frameworks, designed to promote the understanding, assessment, and proactive management of risks associated with various business activities and strategies. NB Bancorp’s core values drive a culture of high performance, coupled with the highest ethical standards and business practices, and the ERM Committee reviews activities to ensure that the corporate culture and the risk culture are in full alignment.

Compensation Committee. The Compensation Committee approves our compensation objectives and establishes the compensation for the President and Chief Executive Officer and other executives. Our Chief Executive Officer makes recommendations to the Compensation Committee from time to time regarding the appropriate mix and level of compensation for other executives. Those recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. The Compensation Committee reviews all compensation components for our President and Chief Executive Officer and other highly compensated executive officers’ compensation including base salary, annual incentives, long-term incentives, and other perquisites. In addition to reviewing competitive total compensation market values, the Compensation Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package, including, but not limited to, the level of responsibility and performance of the individual executive officers, the overall performance of NB Bancorp and a peer group analysis of compensation paid at institutions of comparable size and complexity. The Compensation Committee also considers the recommendations of the Chief Executive Officer with respect to the compensation of executive officers other than the Chief Executive Officer.

During the year ended December 31, 2023, the Compensation Committee did not utilize the assistance of any compensation consultants.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for the annual selection of the Board of Directors’ nominees for election as directors and developing and implementing policies and practices relating to corporate governance including, in developing, recommending and overseeing a process to assess Board effectiveness and in developing and recommending the Company’s corporate governance guidelines.

When identifying nominees to serve as director, the Nominating and Corporate Governance Committee seeks to create a Board of Directors that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. The Nominating and Corporate Governance Committee acts under a written charter, a copy of which is available on the Company’s website (www.nbbancorp.com) under the section of the website captioned “Governance — Governance Documents.”

Nominating and Corporate Governance Committee Procedures

It is the policy of the Nominating and Corporate Governance Committee of the Board of Directors to consider director candidates recommended by stockholders who appear to be qualified to serve on the Board of Directors. The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Nominating and Corporate Governance Committee’s resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Diversity Considerations. The Board of Directors does not have a formal policy or specific guidelines regarding diversity among board members. However, the Board of Directors seeks members who represent a mix of backgrounds that will reflect the diversity of our stockholders, employees, and customers, and experiences that will enhance the quality of the Board of Directors’ deliberations and decisions. As the holding company for a community bank, the Board of Directors also seeks directors who can continue to strengthen Needham Bank’s position in its community and can assist Needham Bank with business development through business and other community contacts.

Process for Identifying and Evaluating Nominees; Director Qualifications. The Board of Directors considers the following criteria in evaluating and selecting candidates for nomination:

●	Contribution to Board – NB Bancorp endeavors to maintain a Board of Directors that possesses a wide range of abilities. Thus, the Board of Directors will assess the extent to which the candidate would contribute to the range of talent, skill and expertise appropriate for the Board of Directors. The Board of Directors will also take into consideration the number of public company boards of directors, other than NB Bancorp’s, and committees thereof, on which the candidate serves. The Board of Directors will consider carefully the time commitments of any candidate who would concurrently serve on the boards of directors of more than two public companies other than NB Bancorp, it being the policy of NB Bancorp to limit public company directorships to two companies other than NB Bancorp.
●	Experience – NB Bancorp is the holding company for an insured depository institution. Because of the complex and heavily regulated nature of NB Bancorp’s business, the Board of Directors will consider a candidate’s relevant financial, regulatory and business experience and skills, including the candidate’s knowledge of the banking and financial services industries, familiarity with the operations of public companies and ability to read and understand fundamental financial statements, as well as real estate and legal experience.
●	Familiarity with and Participation in Local Community – NB Bancorp is a community-orientated organization that serves the needs of local consumers and businesses. In connection with the local character of NB Bancorp’s business, the Board of Directors will consider a candidate’s familiarity with NB Bancorp’s market area (or a portion thereof), including without limitation the candidate’s contacts with and knowledge of local businesses operating in NB Bancorp’s market area, knowledge of the local real estate markets and real estate professionals, experience with local governments and agencies and political activities, and participation in local business, civic, charitable or religious organizations.
●	Integrity – Due to the nature of the financial services provided by NB Bancorp and its subsidiaries, NB Bancorp is in a special position of trust with respect to its customers. Accordingly, the integrity of the Board of Directors is of utmost importance to developing and maintaining customer relationships. In connection with upholding that trust, the Board of Directors will consider a candidate’s personal and professional integrity, honesty and reputation, including, without limitation, whether a candidate or any entity controlled by the candidate is or has in the past been subject to any regulatory orders, involved in any regulatory or legal action, or been accused or convicted of a violation of law, even if such issue would not result in disqualification for service under NB Bancorp’s Bylaws.

●	Stockholder Interests and Dedication – A basic responsibility of directors is the exercise of their business judgment to act in what they reasonably believe to be in the best interests of NB Bancorp and its stockholders. In connection with such obligation, the Board of Directors will consider a candidate’s ability to represent the best interests of NB Bancorp and its stockholders, including past service with NB Bancorp or Needham Bank and contributions to their operations, the candidate’s experience or involvement with other local financial services companies, the potential for conflicts of interests with the candidate’s other pursuits, and the candidate’s ability to devote sufficient time and energy to diligently perform his or her duties, including the candidate’s ability to personally attend board and committee meetings.
●	Independence – The Board of Directors will consider the absence or presence of material relationships between a candidate and NB Bancorp (including those set forth in applicable listing standards) that might impact objectivity and independence of thought and judgment. In addition, the Board of Directors will consider the candidate’s ability to serve on any Board committees that are subject to additional regulatory requirements (e.g., Securities and Exchange Commission regulations and applicable listing standards). If NB Bancorp should adopt independence standards other than those set forth in the Nasdaq Stock Market listing standards, the Board of Directors will consider the candidate’s potential independence under such other standards.
●	Diversity – The Board of Directors understands the importance and value of diversity in general and, in particular, on the Board of Directors and will strive to maintain a Board of qualified directors that will take into account the diverse backgrounds and experiences of individuals residing in the communities served by NB Bancorp. NB Bancorp understands that if a Board of Directors is not both diverse and inclusive, it may lack credibility with its management, investors, customers, employees, and other stakeholders. In this regard, the Committee will consider qualified candidates who self-identify in one or more of the following categories, as defined under the Nasdaq listing standards, to include in the pool from which candidates are chosen: Female, Underrepresented Minority, or LGBTQ+.
●	Additional Factors – The Board of Directors will also consider any other factors it deems relevant to a candidate’s nomination, including the extent to which the candidate helps the Board of Directors reflect the diversity of NB Bancorp’s stockholders, employees, customers and communities. The Board of Directors also may consider the current composition and size of the Board of Directors, the balance of management and independent directors, and the need for audit committee expertise.

The Board of Directors identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service, including the current members’ board and committee meeting attendance and performance, length of board service, experience and contributions, and independence. Current members of the Board of Directors with skills and experience that are relevant to NB Bancorp’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If there is a vacancy on the Board of Directors because any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Board of Directors would determine the desired skills and experience of a new nominee (including a review of the skills set forth above), may solicit suggestions for director candidates from all board members and may engage in other search activities.

During the year ended December 31, 2023, the Nominating and Corporate Governance Committee paid $60,000 in fees to a third party to identify potential five nominees for director, who were added to the Board of Directors of NB Bancorp and Needham Bank during 2023.

The Board of Directors may consider qualified candidates for director suggested by our stockholders. Stockholders can suggest qualified candidates for director by writing to our Corporate Secretary at 1063 Great Plain Avenue, Needham, Massachusetts 02492. The Board of Directors has adopted a procedure by which stockholders may recommend nominees to the Board of Directors. Stockholders who wish to recommend a nominee must write to NB Bancorp’s Corporate Secretary and such communication must include:

●	A statement that the writer is a stockholder and is proposing a candidate for consideration by the Board of Directors;

●	The name and address of the stockholder as they appear on NB Bancorp’s books, and of the beneficial owner, if any, on whose behalf the nomination is made;
●	The class or series and number of shares of NB Bancorp’s capital stock that are owned beneficially or of record by such stockholder and such beneficial owner;
●	A description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder;
●	A representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the nominee named in the stockholder’s notice;
●	The name, age, personal and business address of the candidate and the principal occupation or employment of the candidate;
●	The candidate’s written consent to serve as a director;
●	A statement of the candidate’s business and educational experience and all other information relating to such person that would indicate such person’s qualification to serve on NB Bancorp’s Board of Directors; and
●	Such other information regarding the candidate or the stockholder as would be required to be included in NB Bancorp’s proxy statement pursuant to Securities and Exchange Commission Regulation 14A.

To be timely, the submission of a candidate for director by a stockholder must be received by the Corporate Secretary at least 120 days prior to the anniversary date of the proxy statement relating to the preceding year’s annual meeting of stockholders. If (i) less than 90 days’ prior public disclosure of the date of the meeting is given to stockholders and (ii) the date of the annual meeting is advanced more than 30 days prior to or delayed more than 30 days after the anniversary of the preceding year’s annual meeting, a stockholder’s submission of a candidate shall be timely if delivered or mailed to and received by the Corporate Secretary of NB Bancorp, Inc. no later than the 10th day following the day on which public disclosure (by press release issued through a nationally recognized news service, a document filed with the Securities and Exchange Commission, or on a website maintained by NB Bancorp, Inc.) of the date of the annual meeting is first made.

Submissions that are received and that satisfy the above requirements are forwarded to the Board of Directors for further review and consideration, using the same criteria to evaluate the candidate as it uses for evaluating other candidates that it considers.

There is a difference between the recommendations of nominees by stockholders pursuant to this policy and a formal nomination (whether by proxy solicitation or in person at a meeting) by a stockholder. Stockholders have certain rights under applicable law with respect to nominations, and any such nominations must comply with applicable law and provisions of the Bylaws of NB Bancorp. See “Stockholder Proposals and Nominations.”

Transactions With Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as Needham Bank, to their executive officers and directors in compliance with federal banking regulations. At December 31, 2023, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Needham Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at December 31, 2023, and were made in compliance with federal banking regulations.

Needham Bank utilizes the services of Nutter McClennen & Fish, LLP (“Nutter”), a full-service law firm headquartered in Boston, Massachusetts, of which director Paul Ayoub is a partner. During 2023, Needham Bank has paid approximately $124,000 in fees to Nutter for various legal services, and additionally, during 2023, Nutter received approximately $963,000 in fees from borrowers in connection with closings of loan transactions in which Needham Bank was the lender.

Pursuant to our Policy and Procedures for Approval of Related Person Transactions, the Board of Directors periodically reviews, no less frequently than twice a year, a summary of transactions in excess of $25,000 with our directors, executive officers, and their family members, for the purpose of determining whether the transactions are within our policies and should be ratified and approved. Additionally, pursuant to our Code of Business Conduct and Ethics, all of our executive officers and directors must disclose any personal or financial interest in any matter that comes before NB Bancorp.

Executive Compensation

Summary Compensation Table. The following information is furnished for our principal executive officer and the two most highly compensated executive officers (other than the principal executive officer) whose total compensation exceeded $100,000 for the years ended December 31, 2023 and 2022. These individuals are sometimes referred to as the “named executive officers.”

				Non-equity	Nonqualified
				Incentive Plan	Deferred	All Other
		Salary		Compensation	Compensation	Compensation
Name and Principal Position	Year	($)	Bonus ($)	($) (1)	Earnings ($)(2)	($)(3)	Total ($)
Joseph Campanelli	2023	950,000	2,985,316	3,082,033	—	250,400	7,267,749
Chairman, President and Chief Executive Officer	2022	850,000	900,000	1,500,000	79,000	228,400	3,557,400

Salvatore Rinaldi	2023	575,000	1,893,527	2,194,306	—	107,900	4,770,733
Executive Vice President and Chief Operating Officer	2022	510,000	350,000	1,000,000	—	99,400	1,959,400

Margaret Watson	2023	347,591	230,000	189,079	—	26,400	793,070
Senior Vice President and General Counsel	2022	335,837	100,000	100,000	—	24,400	560,237

(1)	Represents grants made on January 1, 2024 related to 2023 performance and earnings on previous grants made under the Long-term Incentive Plan to Messrs. Campanelli and Rinaldi and Ms. Watson. The grants made to Messrs. Campanelli and Rinaldi and Ms. Watson were $1,500,000, $1,000,000 and $100,000, respectively, and cliff-vest after three years, and earnings on previous grants were $1,582,033, $1,194,306 and $89,079, respectively. The earnings on previous grants are based on pre-existing formulas calculated based on increases in the capital of the Bank.
(2)	Earnings credited to amounts deferred under the Nonqualified Deferred Compensation Plan in 2023 were credited at 4.25%. The 2022 amounts reflects earnings credited at above-market rates.
(3)	The compensation set forth in the “All Other Compensation” column for 2023 is detailed in the following table:

	401(k) Plan	Personal	Deferred
	Employer	Benefit	Compensation	Total All Other
	Contributions	Allotment	Plan	Compensation
	($)	($)(a)	($)(b)	($)

Joseph Campanelli	26,400	34,000	190,000	250,400
Salvatore Rinaldi	26,400	24,000	57,500	107,900
Margaret Watson	26,400	—	—	26,400

(a)	Represents the amount of personal benefit allowance under the executive’s employment agreement.
(b)	Represents contributions made to the Non-Qualified Deferred Compensation Plan for Officers for the benefit of Messrs. Campanelli and Rinaldi.

Employment Agreements. Needham Bank has entered into employment agreements with Messrs. Campanelli and Rinaldi. The term of the employment agreement with Mr. Campanelli is three years, currently expiring on January 1, 2027, and the term of the employment agreement with Mr. Rinaldi is two years, currently expiring on January 1, 2026. The terms of the employment agreements automatically extend on each January 1st (the “Renewal Date”) for one year, so that the term again becomes either three years (in the case of Mr. Campanelli) or two years (in the case of Mr. Rinaldi), unless either Needham Bank or the executive provides written notice to the other party at least 90 days prior to the Renewal Date notifying the other party of his or its election not to renew the term of the employment agreement. Notwithstanding the foregoing, in the event NB Bancorp or Needham Bank enters into a transaction that would constitute a change in control, as defined under the employment agreements, the term of the agreements would automatically extend so that they would expire no less than three years (in the case of Mr. Campanelli) or two years (in the case of Mr. Rinaldi) following the effective date of the change in control.

The employment agreements specify the base salaries of Messrs. Campanelli and Rinaldi, which are currently $988,000 and $598,000, respectively. The Board of Directors or the Compensation Committee of the Board of Directors of Needham Bank may increase, but not decrease (except for certain across-the-board reductions), the executives’ base salaries. In addition to base salary, the agreements provide that each executive will participate in short-term and long-term incentive compensation arrangements and receive certain fringe benefits from Needham Bank. In addition, Messrs. Campanelli and Rinaldi receive an annual personal benefits allotment of $34,000 and $24,000, respectively. Needham Bank will also reimburse the executive for reasonable travel and business expenses incurred in the performance of his duties.

Under the employment agreements, in the event of the executive’s termination of employment, the executive will receive (i) any earned but unpaid base salary, (ii) any unpaid expense reimbursements, (iii) any accrued but unpaid vacation, (iv) any earned but unpaid short-term and long-term incentive compensation for the calendar year preceding the year in which the termination occurs and (v) except in the event of a voluntary termination by the executive without good reason or a termination by Needham Bank for cause, a prorated portion of the executive’s targeted short-term and long-term incentive compensation for the year in which the termination occurs. In addition, Needham Bank will provide the executive with any vested benefits under employee benefit plans of Needham Bank. These payments and benefits are referred to as the “Automatic Termination Payments.”

In the event Needham Bank terminates the executive’s employment without cause or the executive voluntary resigns for “good reason,” in addition to the Automatic Termination Benefits, and subject to the executive signing and not revoking a release of claims, Needham Bank will pay the executive a severance payment equal to three times, in the case of Mr. Campanelli, or two times, in the case of Mr. Rinaldi, the sum of (i) the executive’s base salary and (ii) the highest annual short-term incentive compensation awarded to the executive for the three fiscal years ending before the year in which the termination occurs. Needham Bank will also provide the executive with a payment equal to two times the executive’s personal benefit allotment. Needham Bank will also make an additional payment to the executive equal to thirty-six (36) times, in the case of Mr. Campanelli, or twenty-four (24) times, in the case of Mr. Rinaldi, the total monthly cost for participation (by the executive and his dependents, if applicable) in the Needham Bank’s group life, medical and dental insurance plans. These payments will be made to the executive in a single lump sum within ten days of the effective date of the release agreement. In addition to these payments, the executive will fully vest in any non-qualified deferred compensation plan in which he participates.

With respect to payments and benefits made or provided in connection with a change in control, if the payments and benefits constitute an excess parachute payment, then the executive may elect between (i) reducing the payments and benefits to an amount that is one dollar less than three times his “base amount” (as that term is defined for Section 280G of the Internal Revenue Code) or (ii) accepting all of the payments and benefits and paying any resulting income and excise taxes on the payments.

For purposes of the employment agreements, the term “good reason” includes (i) failure of Needham Bank to continue the executive in his current employment positions, (ii) a material adverse change in the nature or scope of the executive’s responsibilities, titles, authorities, powers, functions or duties (including the failure of Needham Bank to permit the executive to attend board meetings), (iii) an involuntary reduction in base salary except an across the board reduction affecting similarly affected executive management employees, (iv) an involuntary relocation by more than twenty-five (25) miles driving distance, (v) a material breach of the employment agreement, (vi) a change in control, as defined in the employment agreement, provided the executive terminates employment within three years (two years in the case of Mr. Rinaldi) of the effective date of the change in control, and (vii) Needham Bank’s election to not renew the term of the employment agreement, provided the executive terminates his employment within 90 days of the notice from Needham Bank to not renew the term of the employment agreement.

For purposes of the employment agreements, the term “cause” means (i) a conviction by the executive or entry of a plea of guilty or nolo contendere or an admission of sufficient facts with respect to any criminal offense involving dishonesty or breach of trust or any felony crime of moral turpitude, (ii) the commission of an act of fraud upon Needham Bank, (iii) the willful refusal to perform the duties reasonably assigned to the executive, which failure last for more than 30 days, (iv) a willful breach of fiduciary duty or willful misconduct of the commission of an act of moral turpitude that materially and adversely affects Needham Bank or has the ability to do so and (v) a material breach of the breach of the employment agreement by the executive.

The employment agreements terminate upon the executive’s death or disability. In the event of the executive’s death or disability, as applicable, Needham Bank will pay the executive’s beneficiary or the executive, as applicable, the executive’s base salary for a period of twelve months (six months in the case of Mr. Rinaldi).

During the term of the employment agreements and for a period of one year following the executive’s termination of employment, the executive will be required to adhere to non-solicitation restrictions set forth in the employment agreement. In addition, during the term of the employment and for a period of one year following the termination of the executive’s employment by Needham Bank without cause or by the executive for good reason, the executive will be required to adhere to one-year non-competition restrictions in favor of Needham Bank.

Change in Control Agreement. NB Bancorp and Needham Bank entered into a change in control agreement with Ms. Watson, our Senior Vice President and General Counsel.

The change in control agreement has a term of 18 months. Each year, the term of the change in control agreement extends for an additional 12 months, so that the term is again 18 months, unless either party gives at least 60 days written notice of non-renewal to the other. If a change in control occurs during the term of the change in control agreement, the term of the agreement automatically renews for 18 months from the effective date of the change in control.

In the event the executive’s employment involuntary terminates for reasons other than cause, or in the event of the executive’s resignation for “good reason,” in either case following a change in control and during the term of the agreement, the executive will receive a severance payment, paid in a single lump sum, equal to one and one-half times the sum of the executive’s base salary and the annual total incentive bonus that would have been earned in the year of the change in control at target bonus opportunity. In addition, if the executive elects COBRA coverage, the executive will be reimbursed for the executive for the monthly COBRA premium payments for up to 18 months. For purposes of the change in control agreement, the term “good reason” includes (i) the assignment to the executive of any duties which are materially inconsistent with the executive’s positions, duties, responsibilities immediately prior to a change in control, or a material change in the executive’s reporting responsibilities, titles or offices as an officer and employee and as in effect immediately prior to the change in control, or any removal of the executive from or any failure to re-elect the executive to any of her responsibilities, titles or offices, (ii) a reduction in the executive’s base salary or bonus/incentive award opportunity under Needham Bank’s (or its successor’s) incentive compensation plans or arrangements as in effect immediately prior to the date of the change in control or as the same may be increased from time to time thereafter or a reduction in the package of fringe benefits provided to the executive as in effect immediately prior to the date of the change in control, (iii) a change in the executive’s principal place of employment by a distance in excess of twenty-five (25) miles from its location immediately prior to the change in control; or (iv) the failure of the successor to assume and honor the change in control agreement. With respect to payments and benefits made or provided in connection with a change in control, if the payments and benefits constitute an excess parachute payment, then the payments and benefits will be reduced to an amount that is one dollar less than three times her “base amount” (as that term is defined for Section 280G of the Internal Revenue Code) if doing so would result in a higher after-tax benefit to the executive than the executive receiving all of the payments and benefits and paying any income and excise taxes on those amounts.

Bonus Policy. Under Needham Bank’s informal bonus policy for management employees, the President and Chief Executive Officer and the Executive Vice President and Chief Operating Officer recommend bonuses for management employees, based on a targeted percentage of the employee’s base salary, to the Compensation Committee. The Compensation Committee determines bonuses for the President and Chief Executive Officer and the Executive Vice President and Chief Operating Officer based on a targeted percentage of base salary. The President and Chief Executive Officer and the Executive Vice President and Chief Operating Officer have discretion in determining the final bonus amount for management employees, as does the Compensation Committee for the final bonus amounts of the President and Chief Executive Officer and the Executive Vice President and Chief Operating Officer. Although the policy provides for this discretion, the primary driver of determining the bonus amounts is the employee’s individual performance.

Long-Term Incentive Plan. Needham Bank sponsors the Needham Bank Long-term Incentive Plan (the “LTIP”) for a select group of management or highly compensated employees, including the named executive officers. Each year, beginning in 2020, after the end of the calendar year, Needham Bank makes awards under the LTIP to participants based on employee performance. The size of any award made to a participant, as well as the terms and conditions of that award, including individual and bank performance metrics and vesting conditions, are set forth in a grant agreement specific to each participant. An LTIP award will be paid to a participant within 75 days of becoming vested and the award is the total of the original award plus crediting for the appreciation of Needham Bank’s tangible book value. Vesting typically occurs after three years. Participants may defer the receipt of the award if the deferral complies with certain rules and procedures. Awards may also be paid earlier to participants in certain circumstances: (i) a change in control (as defined in the LTIP); (ii) the participant’s death or disability; and (iii) the participant’s involuntary separation from service. Upon a participant’s separation from service after completing at least ten years of services and attaining age 65, a participant will also become fully vested in an award. Needham Bank may, however, in its discretion, provide for different criteria in a participant’s grant agreement. Grants made under the LTIP for 2023 were, in part, to recognize the accomplishment of completing the mutual to stock conversion and the Company’s initial stock offering and the overall quality of earnings of the Bank for the year.

Nonqualified Deferred Compensation Plan. Needham Bank sponsors the Needham Bank Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, participants may elect to defer receiving up to 50% of their salary and 100% of their bonus or LTIP award. Each of the named executive officers is eligible to participate in the Deferred Compensation Plan. Mr. Campanelli participates in and makes deferrals under the Deferred Compensation Plan. Mr. Rinaldi and Ms. Watson did not elect to make deferrals under the Deferred Compensation Plan for 2023. At the time a participant makes the election to defer his or her salary and bonus, the participant must also elect the form and timing of the distribution of the deferrals. Each year, a participant’s deferral will be credited with earnings based on the rate established under the LTIP. A participant is always fully vested in their deferrals and the earnings on the deferrals. The earnings rate for 2023 was 4.25%.

Needham Bank may also make discretionary contributions on behalf of participants under the Deferred Compensation Plan. Discretionary contributions and any earnings on the discretionary contributions will vest after 36 months, unless Needham Bank designates a different vesting schedule at the time it makes the contribution. Discretionary contributions also fully vest upon a participant’s death, disability, retirement (after attaining age 65 and the completion of ten years of service) and a change in control. Needham Bank did not make discretionary contributions to the Deferred Compensation Plan for any of the named executive officers for 2023.

In general, in-service distributions (as elected by a participant) and distributions in connection with retirement may be made in annual installments over five or ten years or in a lump sum. Other distributions due to a separation from service (other than on account of retirement), will be made in a lump sum within sixty days following the separation from service. Distributions made on account of a participant’s death or disability are also made in a lump sum within sixty days of the date of death or disability. If elected by a participant, distributions may also be made in a lump sum within sixty days of a change in control (as defined in the plan). Participants may change their distribution elections if the changes comply with Section 409A of the Internal Revenue Code. Distributions may also be delayed or made upon certain hardships of the participant, provided the distributions comply with Section 409A of the Internal Revenue Code. Upon a termination for cause, a participant will be entitled to their deferrals under the plan but will forfeit any discretionary contributions made to the plan on their behalf.

Non-Qualified Deferred Compensation Plan for Officers. Needham Bank sponsors the Non-Qualified Deferred Compensation Plan for Officers of Needham Bank (the “Officers Deferred Compensation Plan”). Messrs. Campanelli and Rinaldi each participate in the plan. Under the Officers Deferred Compensation Plan, as of each December 31, Needham Bank credits participants with a contribution equal to a percentage of the officer’s base compensation, as specified on a participation agreement related to the plan. For 2023, the contribution percentages for Messrs. Campanelli and Rinaldi were 20% and 10%, respectively, of base salary. In addition, an officer may be credited with a discretionary contribution from time to time. Needham Bank credits earnings to the officer’s account each year based on the average percentage yield for five-year individual retirement accounts. The earnings rate may also be adjusted by Needham Bank based on the achievement of a performance metric established by the board of directors within 75 days of the beginning of the calendar year. The earnings rate for 2023 was 4.25%. Each officer becomes vested in the contributions and earnings credited on his or her behalf in accordance with the schedule set forth on his or her participation agreement. Under their participation agreements, Messrs. Campanelli and Rinaldi vest over a period of seven years (December 31, 2023, for Mr. Campanelli and August 21, 2024, in the case of Mr. Rinaldi). Their account also becomes fully vested in the event of their death or disability, an involuntary termination without cause and a change in control.

Upon a separation from service after attaining their benefit age (age 67 for Mr. Campanelli and age 69 for Mr. Rinaldi) or after becoming vested in their account balance, other than due to death, disability, cause, or a change in control, an officer will receive his or her vested benefit in a lump sum. An officer will also receive their account balance in a lump sum upon a change in control. Upon an officer becoming disabled, the officer will receive a lump sum payment of his or her account balance. If an officer dies while in service, the officer’s beneficiary will receive a lump payment equal to the officer’s account balance under the plan. If the officer dies after a separation from service but prior to receiving his or her benefits under the plan, the officer’s beneficiary will receive a lump sum payment equal to the remaining benefits due to the officer. If an officer is terminated for cause, all benefits under the plan are immediately forfeited. The plan also contains certain non-competition and non-solicitation provisions that an officer must adhere to upon a separation from service other than on account of cause, death, disability, or a change in control.

401(k) Plan. Needham Bank maintains a tax-qualified defined contribution plan under which eligible employees may elect to defer a portion of their compensation and receive certain employer contributions (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan on the same terms as other eligible employees of Needham Bank. Eligible employees who are at least 21 years of age generally become participants in the 401(k) Plan after they have been employed for one month.

Under the 401(k) Plan, a participant may elect to defer, on a pre-tax basis, between 1% and 75% of their eligible compensation. For 2023, the salary deferral contribution limit was $22,500, provided, however, that a participant over age 50 may contribute an additional $7,500 to the 401(k) Plan, for a total of $30,000. In addition to salary deferral contributions, Needham Bank makes matching contributions up to 8% of the participant’s compensation. A participant is immediately 100% vested in his or her salary deferral contributions. Participants become vested in employer contributions, including matching contributions, to the 401(k) Plan after completing three years of service.

Defined Benefit Pension Plan. Needham Bank participates in the Defined Benefit Plan (Plan C) of CBERA (the “Pension Plan”). Employees hired prior to April 1, 2018, and who attain age 21, are eligible to participate in the Pension Plan. The Pension Plan was frozen so that no employees hired after April 1, 2018, are eligible to participate in the Pension Plan. Messrs. Campanelli and Rinaldi participate in the Pension Plan. The normal annual retirement benefit under the Pension Plan equals 1.50% of the participant’s final average compensation (as defined in the Pension Plan) up to the participant’s “covered compensation” (i.e., the amount of compensation that may be taxed each year for purposes of social security) plus 0.50% of the participant’s compensation in excess of his or her covered compensation, multiplied by the participant’s years of credit service (up to a maximum of 25 years). A participant’s compensation since 1989 is considered under the Pension Plan. A participant’s normal retirement age under the Pension Plan is age 65 and a participant may retire early upon achieving age 55 with ten years of service or age 50 with 15 years of service. Participants begin vesting at the rate of 20% per year after completing two years of service (so that they are 100% vested after completing six years of service). The expense recognized in connection with the Pension Plan totaled approximately $3.5 million for the year ended December 31, 2023.

ESOP. In connection with the conversion, Needham Bank adopted an ESOP for eligible employees. The named executive officers are eligible to participate in the ESOP on the same terms as other eligible employees. No contributions were allocated on behalf of participants in the ESOP as of December 31, 2023.

The ESOP trustee has purchased, on behalf of the ESOP, 8.0% of the total number of shares of NB Bancorp common stock sold in the conversion and contributed to the charitable foundation. The ESOP funded its stock purchases with a loan from NB Bancorp equal to the aggregate purchase price of the common stock. The trustee will repay the loan principally through contributions to the ESOP by Needham Bank and any dividends, if any, paid on common stock held by the ESOP over the anticipated 20-year term of the loan.

The trustee holds the shares purchased by the ESOP in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as the trustee repays the loan. The trustee allocates the shares released among participants’ accounts based on each participant’s proportional share of compensation relative to all participants. A participant will become fully vested in his or her account balance after completing three years of service with Needham Bank. Participants who have not completed three years of service with Needham Bank will not have any vested interest in the ESOP.

Directors’ Compensation

The following table sets forth for the year ended December 31, 2023, certain information as to the total remuneration we paid to our non-employee directors. Mr. Campanelli does not receive fees for his service as a member of the board of directors.

	Fees Earned or		All Other
Name	Paid in Cash ($)	Bonus ($)	Compensation ($)	Total ($)
Paul Ayoub	66,667	300	—	66,967
William Darcey	94,795	300	—	95,095
Susan Elliott	96,142	300	—	96,442
Angela Jackson	66,667	300	—	66,967
Christopher Lynch	106,948	300	—	107,248
Joseph Nolan	66,667	300	—	66,967
Francis Orfanello	100,132	300	—	100,432
Hope Pascucci	66,667	300	—	66,967
Raza Shaikh	66,667	300	—	66,967
Mark Whalen	107,780	300	—	108,080

Director Fees. Effective May 19, 2023, directors receive an annual retainer (paid monthly) of $75,000. Directors will also receive an annual per committee retainer of $25,000 and chairs of committees will receive an annual fee of $10,000. All non-employee directors received a holiday bonus of $300 in 2023.

Prior to May 19, 2023, non-employee directors received an annual retainer (paid monthly) of $39,000, and each committee member received an annual committee retainer fee of $4,500 (Planning), $12,500 (CRA), $16,500 (Compensation), $20,500 (Finance, Audit) or $23,000 (Security). Committee chairs also received an annual fee of $3,000 (CRA) or $4,500 (Audit, Compensation, Finance, Security) for committee participation. Mr. Whalen also received a fee of $16,950 for his service on the Security Committee.

Director Retirement Plan. Needham Bank sponsors the Needham Bank Second Amended and Restated Director Retirement Plan (the “Director Retirement Plan”), in which non-employee directors participate. Under the Director Retirement Plan, a director who retires after his or her “Full Vesting Date” and on or after his or her 70th birthday, will receive the Normal Plan Benefit. The “Normal Plan Benefit” for directors as of December 31, 2023, equals the highest annual director fee amount paid to the director over the immediately preceding consecutive five calendar years. For directors as of January 1, 2024, the normal retirement benefit requires (i) a recommendation, together with a specific vesting schedule, of the Governance Committee and (ii) the majority vote by the Board of Directors (with the specific vesting schedule). An employee-director who also serves as Chairman of the Board of Directors is eligible for a benefit equal to the greater of (x) 1.25 times the highest paid director or (y) 70% of the previous Chairman’s five-year highest compensation. An employee-director not serving as Chairman will receive 70% of the average highest pay of all sitting directors. The benefit is paid monthly for 120 months. A director who retires after his or her full vesting date and on or after attaining age 62 will also receive the Normal Plan Benefit. The Full Vesting Date is accelerated in the event of a change in control.

If an individual dies while serving as a director, his or her beneficiary will receive the present value of the normal retirement benefit in a lump sum. If the director dies while receiving benefits, the beneficiary will receive a lump sum payment equal to the present value of the remaining benefits due to the director. A director who incurs a disability will be entitled to the normal benefit under the Director Retirement Plan. A director who is removed for cause is not entitled to any benefit under the Director Retirement Plan.

PROPOSAL II—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Change in Auditor. On March 30, 2023, NB Financial, MHC, our predecessor company, dismissed G.T. Reilly & Company (“G.T. Reilly”) and engaged Elliott Davis as its independent auditor. This change in auditors was approved by NB Financial, MHC’s Audit Committee. Elliott Davis was engaged to audit the consolidated financial statements of NB Financial, MHC for the years ended December 31, 2022 and 2021 according to auditing standards of the Public Company Accounting Oversight Board.

Before the engagement of Elliott Davis, NB Financial, MHC did not consult with Elliott Davis regarding the application of accounting principles to a specific completed or proposed transaction or regarding the type of audit opinion that might be rendered by Elliott Davis on NB Financial, MHC’s financial statements, and Elliott Davis did not provide any written or oral advice that was an important factor considered by NB Financial, MHC in reaching a decision as to any such accounting, auditing or financial reporting issue, and NB Financial, MHC did not consult with Elliott Davis regarding any of the matters or events set forth in Item 304(a)(2)(ii) of Regulation S-K.

The report of G.T. Reilly on its audit of the consolidated financial statements of NB Financial, MHC for the years ended December 31, 2022 and 2021, performed under AICPA auditing standards, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audit of the consolidated financial statements of NB Financial, MHC for the years ended December 31, 2022 and 2021, performed under AICPA standards, there were no disagreements with G.T. Reilly on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of G.T. Reilly, would have caused them to make reference thereto in their reports, and there have been no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

NB Financial, MHC provided G.T. Reilly with a copy of this disclosure before its filing with the SEC and requested that G.T. Reilly furnish NB Financial, MHC with a letter addressed to the SEC stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter, dated June 8, 2023, is filed as an exhibit to the registration statement of NB Bancorp, SEC file number 333-272567.

The Audit Committee of NB Bancorp has approved the engagement of Elliott Davis, LLC to be our independent registered public accounting firm for the year ending December 31, 2024, subject to the ratification of the engagement by our stockholders. At the annual meeting, stockholders will consider and vote on the ratification of the Audit Committee’s engagement of Elliott Davis, LLC for the year ending December 31, 2024. A representative of Elliott Davis, LLC is expected to be available during the annual meeting and may respond to appropriate questions and make a statement if he or she so desires.

Even if the engagement of Elliott Davis, LLC is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of NB Bancorp, Inc. and its stockholders.

Set forth below is certain information concerning aggregate fees billed for professional services rendered by Elliott Davis, LLC during the years ended December 31, 2023 and 2022. Elliott Davis, LLC was appointed as the auditors for NB Bancorp on March 30, 2023.

	Year ended December 31, 2023	Year ended December 31, 2022

Audit Fees	$892,950	$—
Audit-Related Fees	271,064	—
Total Fees	$1,164,014	$—

Audit Fees. Audit fees include aggregate fees billed for professional services for the audit of NB Bancorp’s annual consolidated financial statements for the fiscal year ended December 31, 2023 and the review of the consolidated financial statements included in the Company's quarterly report on the Form 10-Q, including out-of-pocket expenses. Also included is the audit of NB Financial, MHC and subsidiary’s annual consolidated financial statements for the fiscal years ended December 31, 2022 and December 31, 2021, respectively, including out-of-pocket expenses.

Audit-Related Fees. Audit-Related Fees include fees billed for professional services in 2023, consisting primarily of fees billed in connection with the Company’s initial public offering which included review of quarterly condensed consolidated financial statements during 2023 included in reports filed with the Securities and Exchange Commission.

The Audit Committee has considered whether the provision of non-audit services, which relate primarily to the Company’s initial public offering and review of related information, was compatible with maintaining the independence of Elliott Davis, LLC. The Audit Committee concluded that performing such services did not affect the independence of Elliott Davis, LLC in performing its function as our independent registered public accounting firm.

The Audit Committee’s current policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, either by approving an engagement prior to the engagement or pursuant to a pre-approval policy with respect to particular services, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee pre-approved 100% of audit-related fees billed and paid during the years ended December 31, 2023 and 2022, as indicated in the table above.

The Board of Directors recommends a vote “FOR” the ratification of Elliott Davis, LLC as independent registered public accounting firm for the year ending December 31, 2024.

STOCKHOLDER PROPOSALS AND NOMINATIONS

The Company’s Bylaws generally provide that any stockholder desiring to make a proposal for new business at a meeting of stockholders or to nominate one or more candidates for election as directors at a meeting of stockholders must have given timely notice thereof in writing to the Secretary of the Company. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the board of directors, our Secretary must receive written notice not earlier than the 100th day nor later than the 90th day prior to the anniversary of the prior year’s annual meeting; provided, however, that in the event the date of the annual meeting is advanced more than 30 days prior to the anniversary of the preceding year’s annual meeting, then, to be timely, notice by the stockholder must be so received no earlier than the day on which public disclosure of the date of such annual meeting is first and made not later than the tenth day following the earlier of the day notice of the meeting was mailed to stockholders or such public announcement was made.

The notice with respect to stockholder proposals that are not nominations for director must set forth as to each matter such stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of such stockholder as they appear on our books and of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class or series and number of shares of our capital stock which are owned beneficially or of record by such stockholder and such beneficial owner; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

The notice with respect to director nominations must include: (a) as to each person whom the stockholder proposes to nominate for election as a director, (i) all information relating to such person that would indicate such person’s qualification to serve on our Board of Directors; (ii) an affidavit that such person would not be disqualified under the provisions of Article II, Section 12 of our Bylaws; (iii) such information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, or any successor rule or regulation; and (iv) a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected; and (b) as to the stockholder giving the notice: (i) the name and address of such stockholder as they appear on our books and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) the class or series and number of shares of our capital stock which are owned beneficially or of record by such stockholder and such beneficial owner; (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; (v)whether such stockholder intends to solicit proxies in support of director nominees other than the Corporation’s nominees in accordance with the Exchange Act and the rules and regulations promulgated thereunder; and (vi) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor rule or regulation.

The 2025 annual meeting of stockholders is expected to be held May 21, 2025. Advance written notice for certain business, or nominations to the Board of Directors, to be brought before the next annual meeting must be given to us no later than February 21, 2025 and no earlier than February 11, 2025. If notice is received after February 21, 2025 or earlier than February 11, 2025, it will be considered untimely, and we will not be required to present the matter at the stockholders meeting.

Failure to comply with these advance notice requirements will preclude such new business or nominations from being considered at the meeting.

Nothing in this proxy statement shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal or nomination that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal or nomination is received.

In order to be eligible for inclusion in the proxy materials for our 2025 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at NB Bancorp’s executive office, 1063 Great Plain Avenue, Needham, Massachusetts 02492, no later than December 20, 2024, which is 120 days prior to the first anniversary of the date we expect to mail these proxy materials. If the date of the 2025 Annual Meeting of Stockholders is changed by more than 30 days, any stockholder proposal must be received at a reasonable time before we print or mail proxy materials for such meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

Additionally, to comply with the universal proxy rules for our 2025 annual meeting of stockholders, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than 60 days before the anniversary of the prior year’s annual meeting.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the annual meeting, it is intended that the Board of Directors, as holders of the proxies, will act as determined by a majority vote.

MISCELLANEOUS

A COPY OF NB BANCORP, INC.’S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2023 WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, 1063 GREAT PLAIN AVENUE, NEEDHAM, MASSACHUSETTS 02492 OR BY CALLING (781) 444-2100.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

NB Bancorp’s Proxy Statement, including the Notice of the Annual Meeting of Stockholders, and the 2023 Annual Report are each available on the Internet at https://nbbancorp.com/financials/.

By Order of the Board of Directors

Denise Dunn
Corporate Secretary

Needham, Massachusetts
April 12, 2024

NB BANCORP, INC. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.  FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED  2. To ratify the appointment of Elliott Davis, LLC as our independent registered public accounting firm for the year ending December 31, 2024. Signature_________________________________Signature, if held jointly__________________________________Date___________, 2024 Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. Please mark your votes like this X FOR AGAINST ABSTAIN INTERNET www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote at the Meeting – If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend the annual meeting, visit: https://www.cstproxy.com/nbbancorp/2024 MOBILE VOTING On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on May 21, 2024. YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail Vote by Internet, Smartphone or Tablet - QUICK  EASY PROXY THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. 187540 NB Bancorp Proxy Card Rev4 Front CONTROL NUMBER 1. To elect the four nominees named in the proxy statement as directors, each to serve for as three-year period and until their respective successors shall have been elected and qualified. A. Angela Jackson B. Joseph Nolan C. Hope Pascucci D. Raza Shaikh To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the name(s) of the nominee(s) on the line below. ____________________________________________________________________ FOR ALL WITHHOLD ALL FOR ALL EXCEPT

 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED  NB BANCORP, INC. PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned appoints NB Bancorp, Inc.’s Board of Directors, and each of them, as proxies, each with the power to appoint his/her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of NB Bancorp, Inc. held of record by the undersigned at the close of business on April 1, 2024 at the Anuual Meeting of Stockholders of NB Bancorp, Inc. to be held virtually at: https://www.cstproxy.com/nbbancorp/2024 on Wednesday, May 22, 2024, at 3:30 PM (Eastern time), or at any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES AND PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. (Continued and to be marked, dated and signed, on the other side) 187540 NB Bancorp Proxy Card Rev4 Back Important Notice Regarding the Internet Availability of Proxy Materials for the 2024 Annual Meeting of Stockholders To view the Proxy Statement and the Annual Report please go to: https://www.cstproxy.com/nbbancorp/2024